UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15 (d) OF
THE SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): July 24, 2006
MYLAN LABORATORIES INC.
(Exact name of registrant as specified in its charter)

Pennsylvania (State or other jurisdiction of Incorporation)	1-9114 (Commission File Number)	25-1211621 (I.R.S. Employer Identification No.)
1500 Corporate Drive
Canonsburg, PA 15317
(Address of principal executive offices)
(724) 514-1800
(Registrant’s telephone number, including area code)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2 (b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4 (c))

Item 1.01. Entry into a Material Definitive Agreement.
     On July 24, 2006, Mylan Laboratories Inc. (the “Company”) entered into a credit agreement (the “Credit Agreement”), effective July 24, 2006 (the “Closing Date”), with a syndicate of bank lenders (the “Lenders”), including J.P. Morgan Securities Inc., as sole lead arranger and sole bookrunner, Merrill Lynch Capital Corporation, as syndication agent, Bank of Tokyo – Mitsubishi Trust Company, Citibank, N.A. and PNC Bank, National Association, as co-documentation agents, and JPMorgan Chase Bank, National Association, as administrative agent (the “Administrative Agent”), for a five-year $700 million senior unsecured revolving credit facility (the “Credit Facility”). The Company intends to use the Credit Facility for working capital and general corporate purposes.
     On the Closing Date, the Company borrowed $187,000,000 under the Credit Facility and used the proceeds to repay the aggregate principal amount outstanding under the Company’s previous credit agreement, dated as of July 21, 2005 (the “Previous Credit Agreement”), among the Company, the lenders and other financial institutions party thereto and Merrill Lynch Capital Corporation, as administrative agent. No early termination penalties were paid by the Company in respect of the termination of the Previous Credit Agreement.
     The Credit Facility contains provisions for the issuance of letters of credit up to a sublimit of $50,000,000. The Credit Facility also provides that up to $250,000,000 of the Credit Facility may be borrowed by the Company in eurodollars or other foreign currencies that are agreed to by the Company and the Administrative Agent. At the request of the Company, but subject to obtaining commitments from the Lenders or new lenders and the other terms and conditions specified in the Credit Agreement, the Company may elect to increase the commitments under the Credit Facility up to an amount not to exceed $1,000,000,000.
     At the Company’s option, loans under the Credit Facility will bear interest at either a rate equal to LIBOR plus an applicable margin of 0.60% or at a base rate, which is defined as the higher of the rate announced publicly by the Administrative Agent, from time to time, as its prime rate or 0.5% above the federal funds rate. In the case of the applicable margin for advances based on LIBOR, after the delivery by the Company to the Administrative Agent of its financial statements for the third fiscal quarter of 2006, the applicable margin may increase or decrease, within a range from 0.40% to 0.70%, based on the Company’s total leverage ratio. In addition, the Company is required to pay a facility fee on average daily amount of the commitments (whether used or unused) of the Credit Facility at a rate, which ranges from 0.10% to 0.175%, based on the Company’s total leverage ratio.
     The Company’s obligations under the Credit Facility are guaranteed on a senior unsecured basis by all of the Company’s direct and indirect domestic subsidiaries, except a captive insurance company.

     The Credit Facility includes covenants that (a) require the Company to maintain a minimum interest coverage ratio and a maximum total leverage ratio, (b) place limitations on the Company’s subsidiaries’ ability to incur debt, (c) place limitations on the Company’s and the Company’s subsidiaries’ ability to grant liens, carry out mergers, consolidations and sales of all or substantially all of its assets and (d) place limitations on the Company’s and the Company’s subsidiaries’ ability to pay dividends or make other restricted payments. The Credit Facility contains customary events of default, including nonpayment, misrepresentation, breach of covenants and bankruptcy.
     The foregoing description of the Credit Facility is qualified in its entirety by reference to the full text of the Credit Agreement which is filed as Exhibit 99.1 hereto and which is incorporated herein by reference.
Item 1.02. Termination of a Material Definitive Agreement.
     As stated in Item 1.01 above, the Previous Credit Agreement (defined above) was terminated in connection with the repayment by the Company of the aggregate principal amount outstanding thereunder, with proceeds borrowed under the Credit Facility (also defined above).
Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
     The disclosure under Item 1.01 of this report relating to the Credit Agreement is incorporated herein by reference.
Item 9.01 — Financial Statements and Exhibits.
(c)	Exhibits.

Exhibit No.	Description
99.1	Credit Agreement, dated as of July 24, 2006, among the registrant, the lenders party thereto, including Bank of Tokyo-Mitsubishi UFJ Trust Company, Citibank, N.A. and PNC Bank, National Association, as Co-Documentation Agents, Merrill Lynch Capital Corporation, as Syndication Agent, JPMorgan Chase, National Association, as Administrative Agent and J.P. Morgan Securities Inc., as Sole Bookrunner and Sole Lead Arranger.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MYLAN LABORATORIES INC.
Date: July 25, 2006	By:	/s/ Edward J. Borkowski
Edward J. Borkowski
Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description
99.1	Credit Agreement, dated as of July 24, 2006, among the registrant, the lenders party thereto, including Bank of Tokyo-Mitsubishi UFJ Trust Company, Citibank, N.A. and PNC Bank, National Association, as Co-Documentation Agents, Merrill Lynch Capital Corporation, as Syndication Agent, JPMorgan Chase, National Association, as Administrative Agent and J.P. Morgan Securities Inc., as Sole Bookrunner and Sole Lead Arranger.

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